Exhibit 16.1

January 31, 2008

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as the principal independent registered public accounting firm for SKRM Interactive, Inc. On January 31, 2008, our appointment as the Corporation’s principal independent registered public accounting firm was terminated. We have read SKRM Interactive, Inc.’s statements included under Item 4.01 of its Current Report on Form 8-K, dated January 31, 2008, and we are in agreement with such statements as they relate to our firm.

\S\ Malone & Bailey, PC

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas